Exhibit 99.5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $0.0005 par value per share, of Capstone Therapeutics Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 24, 2017	BP Peptides, LLC

	By:	/s/ Matthew E. Lipman
		Name:	Matthew E. Lipman
		Title:	Manager and President

/s/ Matthew E. Lipman
Matthew E. Lipman

/s/ Michael Toporek
Michael Toporek